Exhibit 5.1

Los Angeles Office 10880 Wilshire Blvd., 19th Floor Los Angeles, CA 90024 P 310.299.5500 F 310.299.5600 www.mrllp.com

May 9, 2022

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Re:	Boxlight Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Boxlight Corporation, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for purposes of registering for resale under the Securities Act of 1933, as amended (the “Act”), of 3,434,103 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), which Shares are issuable upon exercise of an outstanding warrant held by Whitehawk Finance LLC.

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of the Company, as amended to date (the “Articles of Incorporation”), (ii) the By-Laws of the Company, as amended to date (the “Bylaws”), (iii) certain resolutions of the Company’s board of directors (the “Board of Directors”) relating to the Registration Statement, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus and to the references to us in the Registration Statement. In giving such consents, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Michelman & Robinson, LLP

MICHELMAN & ROBINSON, LLP